UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SELECTIVE INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2168890
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Wantage Avenue, Branchville, New Jersey	07890
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Share Purchase Rights	NASDAQ National Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: _______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On November 3, 1989, the Board of Directors of Selective Insurance Group, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $2.00 per share (“Common Stock”), to stockholders of record on November 17, 1989. On February 2, 1999, the Board of Directors approved an Amended and Restated Rights Agreement dated as of February 2, 1999 between the Company and First Chicago Trust Company of New York, as Rights Agent (the “Amended and Restated Rights Agreement”). Wells Fargo Bank, National Association, is Successor Rights Agent under the Amended and Restated Rights Agreement.

On January 30, 2007, the Board of Directors of the Company declared a two-for-one share division of the Company’s common stock, par value $2.00 per share (“Common Stock”), in the form of a share dividend of one additional share of Common Stock for each outstanding share of Common Stock issued by the Company (the “Share Dividend”). The Share Dividend is payable on February 20, 2007 to shareholders of record as of the close of business on February 13, 2007.

Pursuant to the Amended and Restated Rights Agreement, a Right is attached to each share of Common Stock. Pursuant to Section 11(n) of the Amended and Restated Rights Agreement, giving effect to the Share Dividend, each Right entitles the registered holder to purchase from the registrant one-half of one two-hundredth (the equivalent of one four-hundredth) of a share of the registrant’s Series A Junior Preferred Stock at a price of $80.00, subject to adjustment. The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement.

Item 2. Exhibits

4.1

Amended and Restated Rights Agreement dated as of February 2, 1999 between Selective Insurance Group, Inc. and Wells Fargo Bank, National Association, as Successor Rights Agent (the “Amended and Restated Rights Agreement”) (incorporated by reference herein to the Company's Current Report on Form 8-K filed February 4, 1999, File No. 0-8641).

*4.2	Certificate of Adjustment dated February 20, 2007 pursuant to the Amended and Restated Rights Agreement.

_____________________________________

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:	February 20, 2007

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Gregory E. Murphy
	Name:	Gregory E. Murphy
	Title:	Chairman, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amended and Restated Rights Agreement dated as of February 2, 1999 between Selective Insurance Group, Inc. and Wells Fargo Bank, National Association, as Successor Rights Agent (the “Amended and Restated Rights Agreement”) (incorporated by reference herein to the Company's Current Report on Form 8-K filed February 4, 1999, File No. 0-8641).

*4.2	Certificate of Adjustment dated February 20, 2007 pursuant to the Amended and Restated Rights Agreement.

___________________________________________

*	Filed herewith.